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                TOLL BROTHERS, INC. & SUBSIDIARIES     EXHIBIT 11

          STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

                                           Six Months           Six Months
                                         ended April 30    ended April 30
                                         --------------    --------------
                                               1997               1996
                                               ----               ----
Income before extraordinary loss
   per income statement                    $26,700,000         $16,246,000
Addback:  Interest on convertible
          debentures, net of income taxes      756,000             785,000
                                           -----------         -----------
Income before extraordinary loss
  (Fully-diluted)                          $27,456,000         $17,031,000
                                           ===========         ===========
Per share:
          Primary                          $      0.77          $     0.47
          Fully-diluted                    $      0.74          $     0.46

PRIMARY SHARES:
Weighted average shares outstanding          34,034,942          33,823,950

Common stock equivalents - stock options        702,525             702,829
                                           ------------         -----------
          TOTAL                              34,737,467          34,526,779
                                           ============         ===========
FULLY-DILUTED SHARES:
Weighted average shares outstanding          34,034,942          33,823,950

Common stock equivalents - stock options        702,825             717,702

Shares issuable on conversion of
          subordinated debentures             2,344,782           2,434,182
                                           ------------         -----------
          TOTAL                              37,082,549          36,975,834
                                           ============         ===========

                                              Three Months      Three Months
                                            ended April 30    ended April 30
                                            --------------    --------------
                                                 1997               1996
                                                 ----               ----
Income before extraordinary loss
   per income statement                     $12,603,000         $ 7,978,000
Addback:  Interest on convertible
          debentures, net of income taxes       378,000             390,000
                                            -----------         -----------

Income before extraordinary loss
   (Fully diluted)                          $12,981,000         $ 8,368,000
                                            ===========         ===========
Earnings per share:
          Primary                           $      0.36         $      0.23
          Fully Diluted                     $      0.35         $      0.23

PRIMARY SHARES:
Weighted average shares outstanding          34,124,523          33,899,709

Common stock equivalents - stock options        668,166             606,758
                                            -----------         -----------
          TOTAL                              34,792,689          34,506,467
                                            ===========         ===========
FULLY-DILUTED SHARES:
Weighted average shares outstanding          34,124,523          33,899,709
Common stock equivalents - stock options        668,532             606,890
Shares issuable on conversion of
          subordinated debentures             2,344,782           2,422,432
                                            -----------         -----------
          TOTAL                              37,137,837          36,929,031
                                            ===========         ===========
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